Exhibit 5.1

CALLISTER NEBEKER & MCCULLOUGH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

ZIONS BANK BUILDING SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

August 13, 2013

Zions Bancorporation

One South Main, 15th Floor

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173299) of the Company filed on April 4, 2011 with the Securities and Exchange Commission (the “Commission”), as amended at the time each part of such registration statement became effective (the “Registration Statement”), the Company’s Preliminary Prospectus Supplement dated August 5, 2013 (the “Preliminary Prospectus Supplement”), and the Company’s Prospectus Supplement dated August 8, 2013 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplements”), as filed with the Commission, relating to the issuance by the Company of 195,152 shares of Series J Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock of the Company (the “Preferred Shares”). Capitalized terms used herein without definition shall have the same meaning as used in the Underwriting Agreement (defined below).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents, including the underwriting agreement dated August 8, 2013, between the Company and Deutsche Bank Securities Inc. and Goldman, Sachs & Co. as representatives of the underwriters (the “Underwriting Agreement”), necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and, after the date hereof, no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company.

Based upon and in reliance on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Preferred Shares have been duly authorized, and when paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Zions Bancorporation

August 13, 2013

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Documents.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the laws of the State of Utah, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 13, 2013 and incorporated by reference in the Registration Statement, and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH

A Professional Corporation